Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 www.dlapiper.com

December 8, 2014

Connecture, Inc.

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

Re:	Registration Statement on Form S-1 (File No. 333-199484)

Ladies and Gentlemen:

We have acted as counsel to Connecture, Inc., a Delaware corporation (the “Company”) in connection with the proposed issuance and sale of those certain shares of the Company’s newly issued common stock, $0.001 par value per share (the “Company Shares”), and those certain additional shares of the Company’s common stock, $0.001 par value per share issuable upon exercise of an option granted to the underwriters by certain selling stockholders (the “Stockholder Shares” and together with the Company Shares, the “Shares”) held by such selling stockholders (the “Selling Stockholders”), as set forth in the Company’s registration statement (Registration No. 333-199484) on Form S-1 (as amended and supplemented from time to time, the “Registration Statement”) initially filed with the Securities and Exchange Commission on October 20, 2014 under the Securities Act of 1933, as amended (the “Act”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the registration requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion, that (1) the Company Shares, when such Shares are issued, sold and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (2) the Stockholder Shares have been validly issued and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)